Exhibit 99.1

Presentation Company Profile

Company name/website:

nDivision Inc. / nDivision.com OTC QB ticker: NDVN Founded in July 2011

Industry focus/technology utilized (example: FinTech/Artificial Intelligence)

IT Services/automation, AI, ML, Cognitive

Product/solution description (include value proposition):

nDivision supports organizations in their journey towards digital transformation using advanced technologies across the datacenter, cloud, network and end user help desk. Progressive CIOs want to reduce the proportion of their IT budget that is spent on KTLO (Keeping The Lights On) and pivot towards initiatives that make the organization more effective and more efficient; however, IT Operations is still a critical business function and cannot be compromised. In the past, service providers have promised lower costs and improved service levels through labor arbitrage, achieved by utilizing offshore resources. Unfortunately, this has rarely lived up to expectations, and has generally resulted in poor service levels and constant additional costs for ‘out of scope’ work. nDivision takes a radically different approach. It hires some of the best talent in the industry, masters technologies like automation, artificial intelligence, machine learning and cognitive to dramatically reduce costs and drive up service levels. nDivision has a ‘21st century’ business model, that is driven by state-of-the-art technologies, low overheads through strategies that include remote working, a flat organizational and highly motivated & talented U.S. based employees. The net effect is a very competitive value proposition and delighted customers. nDivision’s services are industry segment agnostic and its customers range from SMB, through midmarket and large enterprise (the largest customer is a Fortune 500 account). It provides remote support for customer IT operations in 45 countries and across six continents. One of the top ten global solution providers ($60bn+ revenues) resells nDivision’s services across the U.S., and a second ($110bn+ revenues) has begun recommending nDivision’s services in its South-Central U.S. region. nDivision recently activated its Advisory Board and appointed Khaled Saffouri and Scott White as its first two members. Scott and Khaled bring immense experience through various sales leadership roles at Rackspace and made a major contribution to its growth to $2.5bn annual revenues.

Customer examples:

International oil & gas company: In 2016, with oil prices plummeting, IT leadership was tasked with dramatically reducing IT operational costs. It decided to replace 19 of 25 IT operations and help desk staff with a service provided by nDivision. nDivision immediately reduced their IT operations costs by 60% and within a week of go-live, it had cut the 1,500 ticket backlog in half. Over 90% of the IT incidents that nDivision resolves involve automation. In the year prior to nDivision’s service the customer completed approximately five business-focused IT projects, however, in the first full year of nDivision’s service they completed approximately 30 business-focused IT project, because they were no longer being distracted by KTLO.

Global specialty chemicals company: In 2014, nDivision’s client embarked on a strategy to refresh its network globally. It needed to partner with a service provider that was flexible enough to initially manage a small number of devices at its U.S. headquarters, but then expand its service to manage the network across 94 locations in 33 countries. The organization’s planned network refresh included solutions from eight of the world’s top network technology vendors and twelve different carriers. The client estimated that the cost of managing the network internally, 24x7 globally, would be approximately $1,000,000 a year. nDivision was able to provide its service for approximately half that cost, through automating over 80% of the incidents.

Financial Revenue (include revenue and investment history with source of investments):

Mid 2017: nDivision raised approximately $1m of equity investment via high net worth investors, for working capital and continued investments in Managed Services.

February 2018: nDivision completed a reverse merger into OTC stock market and raised approximately $2.9m of equity investment via a private placement, for working capital, an acquisition and developing a sales team.

2018: nDivision raised an additional approximately $400k of equity investment via a private placement, for working capital.

Financials: At the beginning of 2018, nDivision’s cash flow deficit was in excess of $200k per month. With the addition of new recurring revenue contract wins during 2018/2019, along with an acquisition, it is envisaged that from Q3 2019, nDivision will be generating positive cash flow and increasing significantly over the following quarter. This doesn’t include any new contracts that may have been won, and billing ahead of these periods. nDivision’s Managed Services and End User Help Desk contracts typically produce 50%-60% gross margin. It’s the company’s intention to reinvest a significant proportion of the gross margin from new contracts, in sales capabilities to drive incremental growth.

Brief bios of management team and board of directors:

Management Team

Alan Hixon, CEO: Built an $80m IT services company with 500 employees from start-up, in five years. Responsible for strategy, key partnerships, finance, sales & marketing.

Andy Norstrud, CFO: Mr. Norstrud is a seasoned professional with more than twenty years of professional experience, including over 12 years as a public company Chief Financial Officer at three separate companies, several years at Grant Thornton LLP and PricewaterhouseCoopers and consulting on mergers and acquisitions.

Mike Beavers, CCO: Built the delivery capability for a Managed Services Provider that grew from start-up to $40m in two and a half years. Responsible for service delivery, spearheading large client opportunities and driving recurring revenue growth.

Justin Roby, CTO: Built a computer services business. One of the most certified consultants in the U.S. Responsible for driving efficiency gains and competitive advantage, through the use of state-of-the-art technology.

Brad Wiggins, CAO: Built an IT reseller business. Responsible for corporate governance, business process development, overseeing compliance and taking a leading role in acquisitions.

Independent Directors

Larry King, Chair of Audit Committee: Founded and built the largest independent CPA practice in Dallas, Texas. Extensive experience auditing both private and public companies as either the lead or concurring partner.

Dennis Cagan, Chair of Compensation Committee: Seasoned board director and CEO with an extensive background in creating and growing technology-based companies. Authored what is widely considered “The Book” on private company boards of directors.

William Gordon, Chair of Nomination and Governance Committee: CEO of public and private companies with a strong technology and risk management background. CTO for a Fortune 50 and two Fortune 500 companies. Member of advisory board for 14 global technology companies.

Sean McIlrath, Vice President & General Manager, IPsoft: IPsoft’s #1 Regional Vice President & General Manager, globally. Previously, Area Vice President, Verizon, responsible for $100m in recurring revenue. Previously, Global Accounts Manager at CenturyLink.

Company contact:

Name: Alan Hixon Title: President & CEO Email: ahixon@ndivision.com Office: 214-272-2154 Cell: 469-360-2981